EXHIBIT 10.1

Dear David,

I am pleased to offer you the position of CEO of RM Restaurant Holding Corp. (the “Company”).

The terms of the employment offer are as follows:

Compensation Package

Your annual base salary will be $500,000. You will participate in an annual incentive plan that will provide you with a discretionary bonus opportunity, targeted at 50% of your annual base salary, or $250,000.  The maximum bonus potential will be equal to 200% of such target. However, for 2011, your target bonus will be prorated based upon the period of your employment with the Company during 2011 and will be no less than 100% of the prorated target bonus. Your bonus will be paid to you in accordance with the terms of the Company’s bonus plan, but you must be employed by the Company on the date the bonus is paid in order to receive the bonus.

Equity Package

Subject to the final approval of the Board of Directors of the Company, you will have an opportunity to participate in the stock option plan adopted by the Company. The value of the options when exercised is expected to yield, based upon projections to be determined, a net amount equal to your base salary plus your Target Bonus times the number of years you have been employed by the Company as of the date of exercise. You expressly understand and acknowledge that the value expectation hereunder is based on estimates and assumptions which are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company. The value of the shares underlying the options may be materially more or materially less when the options are exercised. Under no circumstances should such information be construed as a representation or prediction that the Company will achieve or is likely to achieve any particular results. Such options will vest over a five year period at a rate of 20% per year, with the first 20% vesting on the first anniversary of your first day of employment with the Company. In addition, your options will vest fully upon a cash merger or cash sale of all or substantially all of the Company’s assets or stock to a non-affiliate of the Company (as determined by the Company’s Board of Directors in its sole discretion) (each a “Company Sale”).

Relocation Policy

During the one year period following the date of this letter, the Company will pay (or reimburse you for) the costs for selling your home (including in this instance the amount by which the sale price is less than the price you paid for your home, if any), including a gross-up for taxes, and actual moving expenses but in no event shall the sum of all such amounts exceed $250,000 (the “Relocation Budget”). The Company will also pay your commuting expenses and the cost for COBRA health benefits until you are eligible to participate in the Company’s health plan, but all such items will be deducted from the Relocation Budget, dollar for dollar. If within one year following the date of your employment you voluntarily terminate your employment with the Company, you shall repay to the Company the full amount of the Relocation Budget paid to you. The determination of whether a particular expense is eligible for payment or reimbursement will be made by the Company in accordance with its expense reimbursement policies.

Miscellaneous

The vacation policy and benefits will be the same as other senior executives of the Company.
Please be advised that the offer is contingent upon the successful outcome of a security and background check. Also please be advised that your employment is for an indefinite period and is terminable at the will of either the Company or you, with or without cause at any time, subject only to such limitations as may be imposed by law. This offer of employment is also contingent on you not being subject to any restrictive covenants which would impact your ability to perform the services contemplated (or you having delivered us an effective waiver thereof). By signing below, you are confirming to us that you are not presently subject to or otherwise bound by a non-compete, non-solicit, confidentiality or similar restriction with any person with respect to any prior or existing employment, investment or other relationship. You agree to indemnify the Company, its affiliates and direct and indirect shareholders, and each of their respective officers, directors, employees and advisors (collectively, the “Indemnitees”) for all damages, liabilities, claims, costs and expenses incurred by any Indemnitee as a result of any breach or alleged breach of the non-competition provision contained in your current employment agreement with Bennigan’s Franchising Co. or its affiliated entities.

Your estimated target start date will be June 1, 2011.

Severance Policy

If your employment is terminated by the Company without “cause” (as such term is defined in the Company’s stock option plan), then subject to the execution of a satisfactory release by you, you will receive:

•	Salary continuation (in accordance with the Company’s payroll practice as in effect at the time of your termination) equivalent for each month worked up to a maximum of twelve months or until other employment is secured; and

•	Continued medical and dental coverage in accordance with the Company’s plans that are then in place until the end of the salary continuation period (maximum of twelve months) or, at the Company’s option, coverage under another medical and/or dental plan.

Your salary continuation and other benefits will start being paid (or provided) to you following your execution of a satisfactory release. Such release must be executed within 60 days (or such shorter period specified in the release) following your termination. Upon any termination, you shall have a duty to mitigate damages and costs to the Company.

Compliance with Law

This letter is intended to comply with applicable law. Without limiting the foregoing, this letter is intended to comply with the requirements of section 409A of the Internal Revenue Code (“409A”), and, specifically, with the separation pay and short term deferral exceptions of 409A. Notwithstanding anything in the letter to the contrary, separation pay may only be made upon a “separation from service” under 409A and only in a manner permitted by 409A. For purposes of 409A, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided in this letter shall be made or provided in accordance with the requirements of 409A (including, where applicable, the reimbursement rules set forth in the regulations issued under 409A). If you are a “specified employee” of a publicly traded corporation on your termination date (as determined by the Company in accordance with 409A), to the extent required by 409A, separation pay that is due under this letter will be delayed for a period of six months. Any separation pay that is postponed because of 409A will be paid to you (or, if you die, your beneficiary) within 30 days after the end of the six-month delay period.

Conclusion

This offer letter constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior understandings, negotiations and discussions, whether oral or written, with regard thereto.

I am excited about you joining our team and look forward to working with you.

Please sign a copy of this letter to acknowledge your agreement with its conditions and return a copy of it to me as soon as possible.

Sincerely,

/s/ Clarence E. Terry
Clarence E. Terry

Accepted

/s/ David Goronkin
David Goronkin

3/28/11
Date